Exhibit 99.1

Contact:  Valerie Peters
(618) 258-2059

 News
Olin Corporation, Winchester Division, 600 Powder Mill Road, East Alton, IL  62024-1273

FOR IMMEDIATE RELEASE

WINCHESTER’S CENTERFIRE OPERATIONS TO RELOCATE
TO OXFORD, MISSISSIPPI

Company makes decision following Union Members’ rejection of proposal that would have kept operations in East Alton

East Alton, IL, November 3, 2010 – Olin Corporation (NYSE: OLN) announced today that its Winchester Centerfire Operations and approximately 1,000 jobs will be relocated to Oxford, Mississippi. The company’s decision follows two failed ratification votes by members of the International Association of Machinists and Aerospace Workers, in which employees twice rejected a union proposal that would have allowed Centerfire Operations to remain in East Alton.  The company informed the unions in August that it was considering relocating operations to Oxford to enhance the competitiveness of its operations.  The company engaged in discussions with union leaders over the past two months.

“Our focus always has been on ensuring that we continue producing high-quality products for our customers in an increasingly competitive marketplace,” said Joseph D. Rupp, Chairman, President and Chief Executive Officer of Olin Corporation. “While I am disappointed that employees represented by the International Association of Machinists (IAM) chose to reject a proposal that would have allowed us to remain competitive in East Alton, we look forward to expanding our existing operations in Mississippi.

“Governor Haley Barbour and the State of Mississippi have stepped forward with significant incentives that will allow Winchester to build a state-of-the-art facility in Oxford near our existing facility. This 500,000 square foot facility will house all of the Centerfire Operations in one building, providing Winchester with significant efficiencies. Combined with lower labor costs, those efficiencies will allow us to deliver quality products and compete effectively in this highly competitive industry,” Rupp continued.

“I do want to acknowledge the tremendous efforts made by union leadership and Illinois elected officials, including Governor Pat Quinn, Congressman Jerry Costello and Senator Dick Durbin to present Olin with a business investment package in Illinois that was extremely attractive,” Rupp said. “Unfortunately, without the labor costs savings and efficiencies that the IAM proposal would have provided, the state incentives alone would not have allowed us to remain competitive for the long-term at our current location in Illinois.”

The relocation is expected to take place over several years as Winchester ensures a smooth transition and continued, consistent and uninterrupted supply for its customers.

COMPANY DESCRIPTION

Olin Corporation is a manufacturer concentrated in two business segments:  Chlor Alkali Products and Winchester.  Chlor Alkali Products manufactures chlorine and caustic soda, sodium hydrosulfite, hydrochloric acid, hydrogen, potassium hydroxide and bleach products.  Winchester products include sporting ammunition, reloading components, small caliber military ammunition and components, and industrial cartridges.

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FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements. These statements relate to analyses and other information that are based on management's beliefs, certain assumptions made by management, forecasts of future results, and current expectations, estimates and projections about the markets and economy in which we and our various segments operate. The statements contained in this communication that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

We have used the words "anticipate," "intend," "may," "expect," "believe," "should," "plan," "project," "estimate," “forecast,” and variations of such words and similar expressions in this communication to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. Relative to the dividend, the payment of cash dividends is subject to the discretion of our board of directors and will be determined in light of then-current conditions, including our earnings, our operations, our financial conditions, our capital requirements and other factors deemed relevant by our board of directors. In the future, our board of directors may change our dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions.

The risks, uncertainties and assumptions involved in our forward-looking statements, many of which are discussed in more detail in our filings with the SEC, including without limitation the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2009, include, but are not limited to, the following:

•
sensitivity to economic, business and market conditions in the United States and overseas, including economic instability or a downturn in the sectors served by us, such as ammunition, housing, vinyls, and pulp and paper, and the migration by United States customers to low-cost foreign locations;

•
the cyclical nature of our operating results, particularly declines in average selling prices in the chlor alkali industry and the supply/demand balance for our products, including the impact of excess industry capacity or an imbalance in demand for our chlor alkali products;

•	economic and industry downturns that result in diminished product demand and excess manufacturing capacity in any of our segments and that, in many cases, result in lower selling prices and profits;

•	costs and other expenditures in excess of those projected for environmental investigation and remediation or other legal proceedings;

•	changes in legislation or government regulations or policies, including proposed legislation that would phase out the use of mercury in the manufacture of chlorine, caustic soda, and related products;

•	unexpected litigation outcomes;

•	new regulations or public policy changes regarding the transportation of hazardous chemicals and the security of chemical manufacturing facilities;

•	the occurrence of unexpected manufacturing interruptions and outages, including those occurring as a result of labor disruptions and production hazards;

•	higher-than-expected raw material and energy, transportation, and/or logistics costs;

•	weak industry conditions could affect our ability to comply with the financial maintenance covenants in our senior revolving credit facility;

•	the effects of any declines in global equity markets on asset values and any declines in interest rates used to value the liabilities in our pension plan;

•	an increase in our indebtedness or higher-than-expected interest rates, affecting our ability to generate sufficient cash flow for debt service; and

•	adverse conditions in the credit and capital markets, limiting or preventing our ability to borrow or raise capital.

All of our forward-looking statements should be considered in light of these factors. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements.

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